                                                                      EXHIBIT 12


                             CONEXANT SYSTEMS, INC.

                       STATEMENT RE: COMPUTATION OF RATIOS

                        (UNAUDITED, DOLLARS IN THOUSANDS)


                                                       Six months
                                                     ended March 31,
                                                          2000
                                                     ---------------
Earnings:
   Income before provision for income taxes             $(30,110)
   Add: Fixed charges, net of capitalized interest        14,823
                                                        --------
                                                        $(15,287)
                                                        ========

Fixed charges:
   Interest expense                                     $ 10,259
   Amortized debt issuance costs                           2,207
   Capitalized interest                                    1,251
   Interest portion of rental expense                      2,357
                                                        --------
                                                        $ 16,074
                                                        ========
Ratio of earnings to fixed charges                            --(1)
                                                        ========

(1) For the six months ended March 31, 2000, the Company had a deficiency of earnings compared to its fixed charges of $31.4 million.